Exhibit 99.1



FOR IMMEDIATE RELEASE                   Contact:   Paul Feeney
                                                   Executive Vice President
                                                   and Chief Financial Officer
                                                   AEP Industries Inc.
                                                   (201) 807-2330
                                                   feeneyp@aepinc.com


                 AEP INDUSTRIES INC. REPORTS FISCAL 2007 RESULTS


South Hackensack, NJ, January 14, 2008 - AEP Industries Inc. (Nasdaq: AEPI, the "Company") today reported financial results for its fiscal year ended October 31, 2007.

Net sales for the fiscal year ended October 31, 2007 ("fiscal 2007") decreased $16.1 million, or 2.0%, to $786.0 million as compared to $802.1 million for the fiscal year ended October 31, 2006 ("fiscal 2006"). The decrease in net sales was the result of an 8% decrease in average selling prices resulting primarily from a decrease in resin prices during fiscal 2007 as compared to fiscal 2006, partially mitigated by a sales volume increase of 5% combined with the positive impact of foreign exchange of $11.8 million, primarily reflecting the impact of the strengthened Euro and Canadian dollar.

Gross profit for fiscal 2007 decreased $10.3 million, or 6.4%, to $151.4 million as compared to $161.7 million in fiscal 2006. The decrease in gross profit was largely due to a $7.9 million increase in the LIFO reserve in the current fiscal year as compared to a $11.6 million decrease in the LIFO reserve in the prior year, combined with lagging selling price increases over recently rising resin prices, partially offset by the positive effect of a 5% sales volume increase. The effect of foreign exchange on gross profit for fiscal 2007 was a positive $1.4 million.

Operating expenses for fiscal 2007 increased $1.3 million, or 1.4%, to $94.5 million as compared to $93.2 million in the prior fiscal year. The effect of foreign exchange increased reported total operating expenses by $1.0 million. The remaining increase is primarily due to an increase in delivery and selling expenses resulting from higher volumes sold, an increase in compensation costs recorded in accordance with SFAS No. 123R for our stock options and performance units, and advisory costs incurred as a result of our exploration of strategic alternatives related to our subsidiary in the Netherlands. These increases were partially mitigated by a decrease in audit and consulting fees associated with compliance with the Sarbanes-Oxley Act of 2002 and a decrease in bonuses earned in fiscal 2007.

Other operating income (expense) consists of gains or losses resulting from the routine disposition of assets. Fiscal 2006 includes a gain of $1.4 million resulting from the sale of our FIAP land and building.

Interest expense of $16.5 million for fiscal 2007 remained relatively flat in comparison to the prior year. Interest expense on our Credit Facility increased $0.3 million during fiscal 2007 as compared to the prior fiscal year resulting from higher average borrowings, partially offset by lower average interest rates during fiscal 2007. Interest expense in our foreign locations decreased $0.3 million primarily due to reduced borrowings, partially offset by higher average interest rates during fiscal 2007 as compared to the prior fiscal year.

Other, net expenses in fiscal 2006 include the non cash write-off of accumulated foreign currency translation losses applicable to FIAP of $8.0 million.

"During 2007 we increased Adjusted EBITDA, a key metric used for measuring operating performance in our industry, by 11% to $87.4 million; returned $49.0 million to shareholders in repurchasing 1,129,100 shares of our common stock; increased sales volumes 5% in a very competitive marketplace; and effectively continued to control our operating expenses and resin cost spreads," stated Brendan Barba, Chairman and Chief Executive Officer of the Company.

"We are well capitalized and believe we can deal effectively with any adverse situation that may result from the financial markets," continued Mr. Barba. "Our focus will continue to be directed toward growth and improving the fundamentals of our business. We remain fully committed to improving shareholder value."

Net income for fiscal 2007 was $30.1 million, or $3.93 per diluted share. Net income for fiscal 2006 was $62.9 million, or $7.35 per diluted share. Net income for fiscal 2006 includes income tax benefits totaling $35.2 million related to our FIAP operation and worthless stock deductions of certain discontinued operations.

Adjusted EBITDA increased $8.7 million to $87.4 million for fiscal 2007 as compared to $78.7 million in fiscal 2006.

Reconciliation of Non-GAAP Measures to GAAP

The Company defines Adjusted EBITDA as net income before discontinued operations, interest expense, income taxes, depreciation and amortization, changes in LIFO reserve, non-operating income (expense), non-cash share-based compensation expense and non-cash employee stock ownership plan ("ESOP") expense. The Company believes Adjusted EBITDA is an important measure of operating performance because it allows management, investors and others to evaluate and compare its core operating results, including its return on capital and operating efficiencies, from period to period by removing the impact of its capital structure (interest expense from its outstanding debt), asset base (depreciation and amortization), tax consequences, changes in LIFO reserve (a non-cash charge/benefit to its consolidated statements of operations), non-operating items and non-cash share-based compensation and non-cash ESOP charges. In addition to its use by management, the Company also believes Adjusted EBITDA is a measure widely used by securities analysts, investors and others to evaluate the financial performance of the Company and other companies in the plastic films industry. Other companies may calculate Adjusted EBITDA differently, and therefore the Company's Adjusted EBITDA may not be comparable to similarly titled measures of other companies. Furthermore, management uses Adjusted EBITDA for business planning purposes and to evaluate and price potential acquisitions.

Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles (GAAP), and should not be considered in isolation or as an alternative to net income, cash flows from operating activities and other measures determined in accordance with GAAP. Items excluded from Adjusted EBITDA are significant and necessary components to the operations of the Company's business, and, therefore, Adjusted EBITDA should only be used as a supplemental measure of the Company's operating performance.

The following is a reconciliation of the Company's Adjusted EBITDA to net income, the most directly comparable GAAP financial measure:

AEP INDUSTRIES
Adjusted EBITDA Calculation
Reconciliation of Net Income to Adjusted EBITDA

                                                Fiscal 2007        Fiscal 2006
                                              ---------------    --------------
                                              (in thousands)     (in thousands)

Net income                                    $        30,052    $       62,929
Income from discontinued operations                     4,116            25,665
                                              ---------------    --------------
Income from continuing operations                      25,936            37,264
    Provision for taxes                                15,217             8,432
    Interest expense                                   16,487            16,541
    Depreciation and amortization expense              19,266            17,236
    Write off FIAP CTA                                     --             7,986
    Gain on sale of FIAP land and building                 --            (1,442)
    Increase (decrease) in LIFO reserve                 7,906           (11,636)
    Other non-operating income                           (745)             (329)
    Non-cash share-based compensation                   3,337             2,740
    Non-cash ESOP expense                                  --             1,874

                                              ---------------    --------------
                       Adjusted EBITDA        $        87,404    $       78,666
                                              ===============    ==============

The Company invites all interested parties to listen to its fiscal 2007 conference call live over the Internet at www.aepinc.com on January 15, 2008 at
10.00 a.m. EDT. An archived version of the call will be made available after the call is concluded.

AEP Industries Inc. manufactures, markets, and distributes an extensive range of plastic packaging products for the food/beverage, industrial and agricultural markets. The Company has operations in three countries in North America and Europe.

Except for historical information contained herein, statements in this release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties which may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, but are not limited to, risks associated with pricing, volume, cash flow guidance and market conditions. Those and other risks are described in the Company' annual report on Form 10-K for the year ended October 31, 2006 and subsequent filings with the Securities and Exchange Commission (SEC), copies of which are available from the SEC or may be obtained from the Company. Except as required by law, the Company assumes no obligation to update the forward-looking statements, even if new information become available in the future.

                                 -Table Follows-

                               AEP INDUSTRIES INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
          FOR THE YEARS ENDED OCTOBER 31, 2007 and 2006 (in thousands, except per share data)


                                                                               2007        2006
                                                                            -----------  ----------
NET SALES                                                                   $ 786,015    $ 802,109
COST OF SALES                                                                 634,602      640,397
                                                                            ---------    ---------
     Gross profit                                                             151,413      161,712
OPERATING EXPENSES:
   Delivery                                                                    37,498       35,950
   Selling                                                                     34,503       32,291
   General and administrative                                                  22,484       24,918
                                                                            ---------    ---------
     Total operating expenses                                                  94,485       93,159
OTHER OPERATING INCOME (EXPENSE):
   Gain (loss) on sales of property and equipment, net                            (33)       1,341
                                                                            ---------    ---------
     Operating income from continuing operations                               56,895       69,894
OTHER INCOME (EXPENSE):
   Interest expense                                                           (16,487)     (16,541)
   Other, net                                                                     745       (7,657)
                                                                            ---------    ---------
     Income from continuing operations before provision for income taxes.      41,153       45,696
PROVISION FOR INCOME TAXES                                                     15,217        8,432
                                                                            ---------    ---------
     Income from continuing operations                                         25,936       37,264
DISCONTINUED OPERATIONS:
   Pre-tax income (loss) from discontinued operations                           3,657       (3,204)
   Gain from disposition                                                          459          653
   Income tax benefit                                                              --       28,216
                                                                            ---------    ---------
     Income from discontinued operations                                        4,116       25,665
                                                                            ---------    ---------
     Net income                                                             $  30,052    $  62,929
                                                                            =========    =========
BASIC EARNINGS PER COMMON SHARE:
     Income from continuing operations                                      $    3.45    $    4.42
                                                                            =========    =========
     Income from discontinued operations                                    $    0.55    $    3.04
                                                                            =========    =========
     Net income per common share                                            $    4.00    $    7.46
                                                                            =========    =========
DILUTED EARNINGS PER COMMON SHARE:
     Income from continuing operations                                      $    3.39    $    4.35
                                                                            =========    =========
     Income from discontinued operations                                    $    0.54    $    3.00
                                                                            =========    =========
     Net income per common share                                            $    3.93    $    7.35
                                                                            =========    =========